FOR IMMEDIATE RELEASE

June 9, 2008

Contact: Rob Jorgenson

724-465-5448

S&T Bancorp, Inc. Completes Acquisition of
IBT Bancorp, Inc.

Indiana, Pennsylvania - S&T Bancorp, Inc. (NASDAQ: STBA) has completed the previously announced acquisition of IBT Bancorp, Inc. (AMEX: IRW). With the merger complete, S&T Bancorp, Inc. now has combined assets of more than $4.3 billion and 55 branch offices in Pennsylvania.

"We are pleased that S&T Bancorp, Inc. has completed this acquisition of IBT Bancorp, Inc., and it is our pleasure to officially welcome Irwin Bank customers to the S&T Bank family," said Todd Brice, President and CEO of S&T Bancorp, Inc. "Over the next several months, we plan on introducing ourselves to these new customers and demonstrating to them how this merger will provide them with an expanded array of financial products and services designed to meet all of their banking needs."

Irwin Bank customers began receiving S&T Bank Welcome Kits in the mail last month detailing the merger and how S&T Bank would execute the transition of customer accounts. The kit included answers to frequently asked questions and directed Irwin Bank customers to newly created Web pages at stbank.com, where more information is available.

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S&T Bancorp, Inc. Completes Acquisition of
IBT Bancorp, Inc. (cont.)

In December 2007, S&T Bancorp, Inc. and IBT Bancorp, Inc. jointly announced the signing of a definitive merger agreement pursuant to which S&T Bancorp, Inc. would acquire IBT Bancorp, Inc. in a stock and cash transaction. On May 13, 2008, the IBT Bancorp, Inc. shareholders approved and adopted the Agreement and Plan of Merger, dated December 16, 2007.

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 55 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $4.3 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit stbank.com.

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